EXHIBIT 11.1

                    HORIZON OFFSHORE, INC. AND SUBSIDIARIES
                 STATEMENTS REGARDING COMPUTATION OF NET INCOME
                                (LOSS) PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                             INCEPTION
                                                                           (DECEMBER 20,
                                         YEAR ENDED       YEAR ENDED       1995) THROUGH
                                        DECEMBER 31,     DECEMBER 31,      DECEMBER 31,
                                            1998             1997              1996
                                        -------------    -------------    ---------------
Net income (loss)....................    $     12,460     $      2,276      $    (9,580)
                                        =============    =============    ===============
Weighted average shares
  outstanding........................      18,114,393       11,256,373       11,000,000
Dilutive effect of shares issued
  pursuant to warrant exercised
  during 1997........................              --        2,520,834        2,750,000
                                        -------------    -------------    ---------------
Shares used in computing net income
  (loss) per share...................      18,114,393       13,777,207       13,750,000
                                        -------------    -------------    ---------------
Net income (loss) per share..........    $       0.69     $       0.17      $     (0.70)
                                        =============    =============    ===============